EXHIBIT 21.1

INTERNATIONAL SHIPHOLDING CORPORATION
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2011

Jurisdiction Under
Which Organized
International Shipholding Corporation (Registrant)	Delaware

Waterman Steamship Corporation	New York
Sulphur Carriers, Inc.	Delaware

Central Gulf Lines, Inc.	Delaware
Enterprise Ship Company, Inc.	Delaware

CG Railway, Inc.	Delaware
Terminales Transgolfo, S.A. de C.V(1)	Mexico

Bay Insurance Company Limited	Bermuda

LCI Shipholdings, Inc.	Marshall Islands
Cape Holding, Ltd.	Cayman Islands
Dry Bulk Cape Holding, Inc.	Panama
Dry Bulk Australia LTD.	British Virgin Islands
Dry Bulk Cedar LTD.	British Virgin Islands
Dry Bulk Fern LTD.	British Virgin Islands
Dry Bulk Americas LTD.	British Virgin Islands
Gulf South Shipping Pte. Ltd.	Singapore
Marco Shipping Co. Pte. Ltd.	Singapore
Marco Ocean Pte. Ltd.	Singapore

N. W. Johnsen & Co., Inc.	New York

East Gulf Shipholding, Inc.	Marshall Islands

LMS Shipmanagement, Inc.	Louisiana

MPV, Inc.	Marshall Islands

Bulk Shipholding, Inc.	Marshall Islands
Oslo Bulk AS (2)	Oslo, Norway
Belbulk Shipping Pte. Ltd.(2)	Singapore
Oslo Bulk Shipping AS (2)	Oslo, Norway
HAV Ship management AS (2)	Nesttun, Norway
Oslo Bulk Pte. LTD(2)	Singapore
Oslo Bulk Holding PTE. Ltd (2)	Singapore

(1) 49% owned by CG Railway, Inc.
(2) 25% owned by Bulk Shipholding, Inc.